Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT dated the 1st day of June, 2006

BETWEEN:

RANCHER ENERGY CORP., a company incorporated under the laws of the State of Nevada, having an office address of 1811 East 17th Avenue, Spokane, Washington, USA, 99203

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

JOHN WORKS, Businessman, having an address of 3445 South Columbine Circle, Englewood, Colorado, USA, 80113

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS:

A.
The Employee has expertise in the area of developing, arranging financing and managing energy projects and companies and the Company desires to employ the Employee as its President, Chief Executive Officer and an Executive Director to attend to such business and to perform duties as more particularly described herein;

B.
The Company and the Employee are of the view that it is in the best interest of each of the parties to have the Employee enter into this Agreement and to have the Employee devote his full time and attention to the business of the Company;

C.	The parties desire to set out in writing the terms on which the Employee will perform services for the Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual promises, conditions, representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.	Duties and Responsibilities

1.01 The Company hereby engages and retains the Employee as its President, Chief Executive Officer and an Executive Director to perform duties and assignments relating to the business of the Company or its affiliates as may be assigned to him by the Board of Directors of the Company (the

"Board") from time to time, or by the Chairman or other designee, if so empowered by the Board. The Employee shall have the authority and responsibility over the day-to-day operations of the Company and such other rights and responsibilities as shall be consistent with his position (collectively referred to as the “Services”). The Employee agrees that he will devote his full employment energies, interest, abilities and time to the performance of his employment obligations with the Company and that he will not, without the written consent of the Company, render to other any service of any kind for compensation, and will not engage in any activity that conflicts or interferes with the performance of any employment duties with the Company.

1.02 The Employee shall be authorized to incur corporate expenditures in connection with his duties under this Agreement in the ordinary course of business provided that such expenditures do not exceed Thirty Thousand $30,000) per month and, in the event funds over Thirty Thousand ($30,000) require to be expended, the Employee will consult the Company’s Board of Directors for approval prior to any disbursement of monies.

1.03 The Consultant will perform the Services in accordance with this Agreement at Suite 1050, 17th Street, Denver, Colorado, USA, 80265 or such other address that is acceptable to both parties. In addition, the Consultant will perform the Services on the telephone, via e-mail or other communication device, and at such other places as designated by the Company in accordance with this Agreement.

2.	Term

Subject to the terms of this Agreement, the Employee shall perform the Services for a period of Two (2) years (the “Term”) commencing on the date of execution of this Agreement (the “Effective Date”) provided however, that this Agreement shall be renewed automatically for additional Two (2) year periods on the anniversary date of the Second (2nd) year (the “Additional Term”) unless:

(a)	prior to the commencement of the Additional Terms, one of the parties gives the other party Thirty (30) days written notice that such party desires to terminate this Agreement; or

(b)	the parties have been unable to agree upon a mutually-acceptable Fee for such Additional Terms.

3.	Remuneration

3.01 For providing the Services to the Company during the Term, the Employee shall receive a fee of Twelve Thousand, Five Hundred Dollars ($12,500) per month (the “Fee”) commencing on the Effective Date. The Fee will be issued to the Employee on the first day of each month the Agreement is in effect. The Employee will be responsible for remitting all withholding tax from his compensation as may be required by United States and Canadian (as applicable) federal, provincial, state, and local tax laws.

3.02 In addition to the Fee, the Company shall pay the Employee, from time to time, such bonus payments as may be determined by the Board of Directors of the Company. The bonus will be based upon the Company’s revenue.

3.03 The Company shall pay or reimburse the Employee for all out-of-pocket expenses, including without limitation, all reasonable communications, travel and promotional expenses payable or incurred by the Employee in connection with his duties under this Agreement provided such expenses are, in aggregate, not exceeding Ten Thousand ($10,000) per month. In the event of expenses over Ten Thousand ($10,000) per month, the Employee will consult the Company’s Board of Directors for approval prior to the disbursement of any monies.

3.04 During the Term of this Agreement, the Employee shall be eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, as such benefits may be determined or changed from time to time by the Board of Directors of the Company. The fringe benefit programs will include at a minimum reasonable dental, hospital and major medical insurance coverage for the Employee and the family of the Employee. Without limiting the generality of the foregoing, the Company shall at a minimum reimburse the Employee for the amount of monthly Blue Cross, or equivalent, insurance coverage at the time this Agreement is entered into and shall increase such reimbursement as the cost of such coverage is increased by the provider thereof from time to time.

3.05 During the term of this Agreement, the Company shall pay to the Employee an automobile allowance of Four Hundred Dollars ($400) per month together with a parking allowance of One Hundred Fifty ($150) per month.

3.06 The Company will maintain the offices located in Denver, Colorado as set out in item 1.03 herein or such other office in a location selected by the Employee at his discretion from time to time, with a computer and such additional equipment and office furnishings as are necessary to carry out the responsibilities of the office of the President, CEO and Director. At a minimum, the Company agrees to pay a monthly rent of Nine Hundred Fifty Dollars ($950), or such other amount as may be approved by the Board of Directors of the Company.

4.	Share Compensation

The Company shall grant to the Employee the option to purchase up to Four Million (4,000,000) common shares in the capital stock of the Company at a price of $0.00001 per share as follows:

(a) One Million (1,000,000) shares upon the execution of this Agreement;

(b) One Million (1,000,000) shares for the period June 1, 2006 to May 31, 2007 at a rate of Two  Hundred Fifty Thousand (250,000) shares per completed quarter;

(c) One Million (1,000,000) shares for the period June 1, 2007 to May 31, 2008 at a rate of Two  Hundred Fifty Thousand (250,000) shares per completed quarter; and

(d) One Million (1,000,000) shares for the period June 1, 2008 to May 31, 2009 at a rate of Two  Hundred Fifty Thousand (250,000) shares per completed quarter.

All shares purchased by the Employee will be fully paid and non-assessable.

In the event this Agreement is terminated pursuant to section 5 hereof, the Employee will be entitled to purchase any shares that have vested as per the above schedule but will forfeit any right or interest to any shares not yet vested.

5.	Termination

5.01 The parties hereto may terminate this Agreement at any time by giving the other party Thirty (30) days written notice. In the event the Company terminates the Agreement for Cause at any time during the Term, the Term shall end and the Company will set forth in reasonable detail the specific conditions that it considers to constitute Cause, and termination shall be effective thirty (30) days after the delivery of such notice.

For purposes of this Agreement, the term “Cause” shall mean, when used with respect to the termination of this Agreement by the Company: (i) the Employee's failure or refusal to adequately perform employment duties and obligations or to comply with the policies, rules, and regulations of the Company; (ii) any breach by Employee of this Agreement's provisions; (iii) any illness or disability resulting in the Employee being unable to perform his duties hereunder for a period of 30 days or for a cumulative period during any 12 month period of more than three months; (iv) any alcohol, drug or other substance abuse by the Employee; (v) the conviction or commission of any felony or any other criminal offense involving dishonesty or moral turpitude by Employee; or (vi) death.

If, during the Term, the Company terminates this Agreement for Cause, then the Company shall pay to the Employee (or in the event of termination of employment by reason of the Employee’s death, his legal representative or his estate if no representative has been appointed) in a lump sum in cash, within 30 days after the date of Termination, an amount equal to the accrued but unpaid salary pursuant to Section 3 plus any unpaid approved expenses and deliver to him, or his representative, the shares which have vested and that have been paid for under Section 4 but not yet delivered.

In the event the Company terminates this Agreement other than for Cause, then the Company shall pay to the Employee, in a lump sum in cash within 30 days after the date of Termination, an amount equal to Three (3) months salary, or Thirty-Seven Thousand, Five Hundred Dollars ($37,500), that the Company would have been obligated to pay the Employee pursuant to Section 3.01 plus the amount of any unpaid approved expenses and any shares which have vested and that have been paid for under Section 4 but not yet delivered.

5.02        This Agreement shall terminate immediately upon the death of the Employee and in the event of such death:

(a)
The Company shall pay to the estate of the Employee the Fee otherwise payable to the Employee pursuant to Section 3.01 hereof through the last day of the calendar month in which the death of the Employee occurred;

(b)
as expeditiously as possible after the death, the Company shall pay or reimburse the estate of the Employee for all reasonable expenses incurred prior to the death of the Employee pursuant to Section 3.2 hereof; and

(b)
with respect to the share option described in Section 4, the legal representative of the Employee shall have the right, at any time up to and including (but not after) one year following the date of death of the Employee, to purchase any shares which have not been purchased and which had vested prior to the Employee’s death.

6.	Restrictive Covenants

6.01 Non-Competition

The Employee agrees that he shall not, without the prior written consent of the Company, for a period of two (2) years from the termination of the Employee's employment with the Company for any reason solicit or attempt to solicit business that is competitive with the Company, directly or indirectly, from any then current customer, client, partner, or investor of the Company. The Employee acknowledges that this non-competition covenant is ancillary to or part of this enforceable Agreement, and that any limitations as to time, geographic scope and scope of activity to be restrained as set forth herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

6.02 Non-Solicitation

The Employee agrees that during his employment with the Company and for a period of two (2) years after termination of such employment, he shall not, on his own behalf or on behalf of any other person or business entity, hire, solicit, seek to hire, or offer employment to any person who now or later works for the Company, or who is a current or prospective employee of the Company. The Employee further agrees that he will not in any other manner attempt, directly or indirectly, to influence, induce, or encourage any person who now or later works for the Company, or who is a current or prospective employee of the Company to leave the employment of the Company.

The Employee acknowledges that the provisions of covenants 6.01 and 6.02 (the “Covenants”) have been considered by him and are, with respect to the interests of the Employee and the interests of the Company, reasonable as to time, territory and extent.

6.03 The Employee and the Company agree and recognize that a breach by the Employee of any part of the Covenant would result in damages to the Company which could not be adequately compensated for by a monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter or right to apply to a court of competent equitable jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Covenant.

The Employee and the Company agree and recognize that all restrictions in the Covenants are necessary and fundamental to the protection of the business carried on by the Company and are reasonable and valid, and all defense to the strict enforcement thereof by the Company is hereby waived by the Employee.

6.04 The Company agrees that in the event that any Section herein is determined to be void or unenforceable in whole or in part, such determination shall be deemed not to affect or impair the validity of enforceability or the remainder of such section or any other provisions of this Agreement, and with respect to Section 6 hereof, the parties agree that, in the event that a court of competent jurisdiction determines that the period of two (2) years specified in such Section is unreasonable and that such provision would for that reason be void or unenforceable, the parties hereby request the court to substitute such shorter period therefore would provide the maximum protection to the Company with the enforceability of that provision.

7.	Confidentiality

7.01 During the Employee's employment under this Agreement, the Company will give the Employee access to, and the Employee will become familiar with, Confidential Information. The Employee agrees that all such Confidential Information, and all files, records, documents, information, data and similar items relating to the Company's business, including all originals and all copies, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Company during the Employee's employment with the Company and following the termination of the Employee's employment with the Company. The Employee further agrees that he shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during the Employee's employment with the Company or at any time following the termination of the Employee's employment with the Company. The Employee acknowledges that the Confidential Information and other consideration to be provided to Employee pursuant to this Agreement give rise to the Company's interest in restraining the Employee from disclosing the Company's Confidential Information.

7.02 The Employee will return to the Company upon the termination of this Agreement all plans, drawings, property reports, models, samples, papers, notes, books, computer disks and files or other documentation belonging to the Company.

8.	Notices

8.01 Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of the same or by the mailing of same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication or other similar for of communication, in each case addressed to the intended recipient at the address of the respective party as follows:

(a) to the Company:
RANCHER ENERGY CORP.
1811 East 17th Avenue
Spokane, Washington
USA, 99203
Phone: 509-535-4662
Fax: 509-535-8350

(b) to the Employee:
JOHN WORKS
3445 South Columbine Circle
Englewood, Colorado
USA, 80113
Phone: 720-932-8866
Fax: 720-904-5698

8.02 Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telecommunication or other similar form of communication, be deemed to have been given and received on the day it was actually received.

8.03 Any party may at any time give notice in writing to the other of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

9.	Assignment

This Agreement is a personal consulting agreement and may not be assigned by either party without the prior written consent of the other party.

10.	General

10.01  This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

10.02  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington and the parties irrevocably attorn to the jurisdiction of the courts of such State.

Notwithstanding Section 10.2 hereof, all disputes which may arise under, out of, in connection with or in relation to this Agreement shall be submitted to and finally settled by arbitration, which shall be subject to the provisions of the Commercial Arbitration Act (Washington or United States of America, whichever is applicable) in effect from time to time and be conducted in the English language.

10.03  If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.04  This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise, between the parties or any of them with respect to the subject matter hereof.

10.05  The parties hereto covenant and agree to execute and deliver such further and other documents as may be required to carry out the intent of this Agreement.

10.06  Time shall be of the essence in the performance of this Agreement.

10.07  Any and all previous agreement, written or oral, between the parties hereto or on their behalf relating to the retention of the Employee by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

10.08 This Agreement may be executed in counterpart, each of which such counterpart, whether in original or facsimile form, notwithstanding the date or dates upon which this Agreement is executed and delivered by any of the parties, shall be deemed to be an original and all of which will constitute one and the same agreement, effective as of the reference date given above.

IN WITNESS WHEREOF the parties hereto are deemed to have executed this Agreement as of the day and year first above written.

RANCHER ENERGY CORP.

/s/ Andrei Stytsenko
Per: Andrei Stytsenko, President

SIGNED, SEALED and DELIVERED by	)
JOHN WORKS in the presence of:	)
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Name	)	JOHN WORKS
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